Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Form 8-K/A (Amendment No. 1) of Kala Pharmaceuticals, Inc. of our report, dated November 9, 2021, on our audit of the financial statements of Combangio, Inc. as of September 30, 2021, and for the nine month period then ended, and as of December 31, 2020, and for the year then ended. Our report included an explanatory paragraph expressing substantial doubt regarding Combangio, Inc.’s ability to continue as a going concern based on its recurring losses and limited liquidity. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We also consent to the incorporation by reference of our report referred to in the paragraph above in the Registration Statement on Form S-3 (File No. 333-238087) and the Registration Statements on Form S-8 (File Nos. 333-219403, 333-224083, 333-230206, 333-236402, 333-239426 and 333-253503) of Kala Pharmaceuticals, Inc.

/s/ HASKELL & WHITE LLP

Irvine, California

January 28, 2022